FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne (972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
THIRD QUARTER 2005 RESULTS
     Dallas, Texas, October 27, 2005 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter 2005 results: Revenues increased to $15,904,000 from $15,770,000 in the prior year quarter, an increase of $134,000, or 0.8%. For the nine months ended September 30, 2005, revenues increased to $48,494,000 from $42,597,000 for the comparable 2004 period, an increase of $5,897,000, or 13.8%. The Company reported net income of $1,943,000 ($0.31 per share) in the third quarter 2005, compared to net income of $1,730,000 ($0.29 per share) in the third quarter 2004, an increase of $213,000, or 12.3%. For the nine months ended September 30, 2005, the Company reported net income of $6,347,000 ($1.05 per share), compared to net income of $5,012,000 ($0.85 per share) for the first nine months 2004, an increase of $1,335,000, or 26.6%. Net income for the first nine months 2004 included $1,082,000 ($0.18 per share), net of income taxes ($1,328,000 gross), for a lease bonus payment received for the lease of the Company’s oil and gas rights on its Cleburne, Texas property.
     The Company’s gross profit was $5,281,000 for the third quarter 2005, compared to $5,159,000 for the comparable 2004 quarter, an increase of $122,000, or 2.4%. For the first nine months 2005, gross profit was $15,434,000, compared to $13,179,000 for the comparable 2004 period, an increase of $2,255,000, or 17.1%. In the third quarter 2005, average price increases for the Company’s products of 8.8% offset reduced sales volume to the Company’s steel customers and increased energy and transportation costs, compared to the comparable 2004 period. The revenue and gross profit increases in the first nine months 2005 compared to the comparable 2004 period were primarily due to increased lime sales resulting from lime production from the new kiln at the Company’s Arkansas plant, which came on line in February 2004, and average price increases for the Company’s products of 8.8%. While there were some disruptions in normal sales activities during the recent hurricanes, the Company’s facilities were not impacted.
     Interest expense in the third quarter 2005 decreased $502,000, or 24.5%, to $1,554,000, compared to $2,056,000 in the third quarter 2004. For the first nine months 2005, interest expense decreased $1,281,000, or 26.5%, to $3,560,000, compared to $4,841,000 for the comparable 2004 period. Interest expense decreased in the 2005 periods principally due to the Company’s August 2004 debt refinancing and debt reduction over the last 12 months. As a result of the prepayment in August 2005 of the then-remaining $7,000,000 principal amount of the Company’s Subordinated Notes, interest expense for the third quarter and first nine months of 2005 includes a $280,000 prepayment penalty and the expensing of approximately $164,000 of unamortized prepaid financing costs and $92,000 of unaccreted debt discount related to the Sub Notes. The decrease in interest expense would have been greater except for the fact that $366,000 of interest expense was capitalized in the comparable 2004 quarter as part of the Company’s previous Arkansas expansion project. Also, due to an increase of more than 95% in the per share average closing price of the Company’s common stock for the last 30 trading days ended August 30, 2005, compared to the last 30 trading days ended December 31, 2004, the first nine months 2005 included a $798,000 non-cash charge to interest expense for a mark-to-market adjustment on the Company’s warrant share put liability, compared to a $111,000 charge in the comparable 2004 period.
     Effective August 31, 2005, the holders of the Company’s warrants agreed to waive their warrant share put rights. The Company’s warrant share put liability was $1,337,000 as of August 31, 2005, which was eliminated by the waiver agreements. Pursuant to accounting requirements, the Company increased stockholders’ equity by the $1,337,000, which represented non-cash charges to interest expense previously expensed by the Company, including the $798,000 charge in the first nine months 2005.
     On October 19, 2005, the Company entered into an amendment to its credit agreement primarily to increase the loan commitments and extend the maturity dates. As a result of the amendment, the credit agreement now includes a ten-year $40,000,000 term loan (the “Term Loan”), a ten-year $20,000,000 multiple draw term loan (the “Draw Term Loan”) and a five-year $30,000,000 revolving credit facility (the “Revolving Facility”). The proceeds from the Term Loan were used primarily to repay the outstanding balances on the Company’s term loan and revolving credit facility as constituted before the amendment. The Company has not to date made any draws on the Draw Term Loan or the Revolving Facility.
     “We are pleased to report that, along with the amendment to our credit agreement, we have locked in interest rates for a period of ten years on the Term Loan” said Timothy W. Byrne, President and Chief Executive Officer. “With energy and transportation costs continuing to rise, we are also pleased to be able to increase our prices. Steel demand for our products was reduced in the third quarter and into the fourth; however, we are now beginning to see demand from our steel customers increase,” Mr. Byrne added. “We recently entered into the initial contract for the construction of a third kiln at our Arkansas facilities, which will include crushing and stone handling enhancements, and additional finish goods silos and load outs. The third kiln will be substantially identical to the existing two kilns and increase our quicklime production capacity at our Arkansas facilities by approximately 50%. We currently anticipate that this project will be completed in summer 2006.”
     Pursuant to the Company’s May 2004 oil and gas lease agreement with respect to oil and gas rights on the Company’s Cleburne, Texas property, the Company retained a 20% royalty interest and an option to participate in any well drilled on the leased property as a 20% working interest owner. In September 2005, the Company elected to participate as a 20% working interest owner in the initial well. In October 2005, the operator commenced drilling the well on the property, but no results will be known until drilling and testing are completed. Based on estimates provided by the operator, the Company’s investment for its 20% working interest in this initial well will be approximately $300,000 — $400,000 for drilling and completion costs.
     United States Lime & Minerals, Inc. is a Nasdaq-listed public company with headquarters in Dallas, Texas, supplying lime and limestone products primarily to the construction, steel, municipal sanitation and water treatment, paper, chemical, roof shingle, agriculture and glass industries from plants situated in Texas, Arkansas, Colorado and Louisiana.
     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
INCOME STATEMENTS	2005	2004	2005	2004

Revenues	$15,904	15,770	48,494	42,597

Gross profit	$5,281	5,159	15,434	13,179

Operating profit	$3,939	3,913	11,378	9,531
Interest expense	1,554	2,056	3,560	4,841
Other (income), net	(61)	(190)	(164)	(1,459)
Income tax expense	503	317	1,635	1,137

Net income	$1,943	1,730	6,347	5,012

Net income per share of common stock:
Basic	$0.33	0.30	1.08	0.86
Diluted	$0.31	0.29	1.05	0.85
Weighted average shares outstanding:
Basic	5,966	5,844	5,901	5,830
Diluted	6,101	6,024	6,023	5,938

	September 30,	December 31,
BALANCE SHEETS	2005	2004

Assets:
Current assets	$16,085	15,802
Property, plant and equipment, net	87,204	83,541
Other assets	1,683	996

Total assets	$104,972	100,339

Liabilities and Stockholders’ Equity:
Current liabilities	$10,022	9,669
Debt, excluding current installments	37,077	41,390
Other liabilities	949	1,057
Stockholders’ equity	56,924	48,223

Total liabilities and stockholders’ equity	$104,972	100,339

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